STS PARTNERS LLP

CHARTED ACCOUNTANTS

Report of Independent Registered Chartered Accountants

To the Shareholders of

AMS Homecare lnc.

We have audited the consolidated balance sheet of AMS Homecare inc. as at February 28, 2006 and the consolidated statements of earnings and shareholders' deficiency and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Canada and the standards of the Public Company Accounting Oversight Board (United Slates). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at February 28, 2006 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at February 28, 2005 and for each of the years ended February 28, 2005 and 2004 were audited by other auditors who expressed an opinion without reservation on those statements in their report dated May 20, 2005.

/s/STS PARTNERS LLP

STS PARTNERS LLP

Chartered Accountants

Vancouver, British Columbia, Canada

September 29, 2006